Filed pursuant to Rule 433

Registration Statement No. 333-109215

July 21, 2006

Relating to Preliminary Prospectus Supplement

dated July 21, 2006

A preliminary Prospectus supplement of the Republic of Colombia accompanies this free-writing prospectus and is available from the SEC’s website at http://www.sec.gov/Archives/edgar/data/917142/000119312506150540/d424b3.htm

Issuer: Republic of Colombia

Securities: 7.375% Notes due January 27, 2017

Registration: Registered with the U.S. SEC

Face Amount of Bonds: U.S.$1,000 million

Gross Proceeds: Approx. USD994.82 million

Maturity Date: January 27, 2017

Coupon: 7.375%

Interest Payment Dates: January 27 and July 27, commencing on January 27, 2007

Clearing Yield: 7.447%

Spread to Treasury: 240 bps

Benchmark: 5.125% UST due May 15, 2016 @ 100-19 5.047%

Public Offering Price: 99.482%

Underwriting Discount: 35 bps

Net Proceeds (before expenses) to the Republic of Colombia: Approx. USD991.32 million

Pricing: July 21, 2006

Settlement: July 27, 2006

Minimum denomination: $100,000/$1,000

Bookrunners: J. P. Morgan Securities Inc. and UBS Securities LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternately, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649 / 1-800-503-4611 or collect 1-212-834-4307.

You should not reply to this announcement. Any reply e-mail communications, including those you generate using the “Reply” function on your e-mail software, will be ignored or rejected.

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